                                                                   EXHIBIT 23.8

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Joint Proxy Statement/Prospectus ("Prospectus") constituting part of this Registration Statement on Form S-4 of United Rentals, Inc. of our report dated January 28, 1998 relating to the financial statements of U.S. Rentals, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data of U.S. Rentals" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Financial Data of U.S. Rentals."

PricewaterhouseCoopers LLP
Sacramento, California
September 9, 1998